EX 99.2

IDEX Corporation Second Quarter 2015 Earnings Call
July-23-2015
Confirmation # 13598713

IDEX CORPORATION
Second Quarter 2015 Earnings Call
July-23-2015
Confirmation #13598713

Operator: Greetings and welcome to the Second Quarter 2015 IDEX Corporation Earnings Conference Call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Michael Yates, Vice President and Chief Accounting Officer. Thank you, Mr. Yates, you may begin.

Michael Yates: Great. Thank you, Shay. Good morning, everyone. This is Mike Yates, Vice President and Chief Accounting Officer for IDEX Corporation. Thank you for joining us for our discussion of the IDEX second quarter financial highlights.

Last night, we issued a press release outlining our Company’s financial and operating performance for the three-month period ending June 30, 2015. The press release, along with the presentation slides to be used during today’s webcast, can be accessed on our Company’s website at www.idexcorp.com.

Joining me today is Andy Silvernail, our Chairman and CEO, and Heath Mitts, our Chief Financial Officer.

The format for our call today is as follows: We will begin with Andy providing an overview of the second quarter financial results and then he will provide an update on what we’re seeing in the world and discuss our capital deployment. He will then walk you through our operating performance within each of our segments. Finally, we will wrap up with an outlook for the third quarter and the full year 2015. Following our prepared remarks, we’ll then open the call for your questions.

If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll free number 877-660-6853 and entering the conference ID number 13598713, or you may simply log onto our Company’s home page for the webcast replay.

Before we begin, just a brief reminder this call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release and in IDEX’s filings with the Securities and Exchange Commission.

With that, I’ll now turn the call over to our Chairman and CEO, Andy Silvernail.

Andrew Silvernail: Thanks, Mike. Good morning, everybody, and I appreciate you being here to discuss our second quarter call.

As we sit and look at the global economy, and really the end markets, that’s the story for 2015. It has been the story and it will be the story for the balance of the year. When we closed the first quarter, we talked an awful lot about what was going on with the strength of the dollar, with the decline in oil and gas, and some challenging overall conditions, and in the second quarter that certainly continued. Ag has weighed on our overall results, along with oil and gas, and in the early part of the second quarter we saw some slowing in the North American Industrial side, specifically in distribution. But, on the other hand, we had pretty strong results coming out of Scientific Fluidics and our Sealing businesses within Health & Science. So, the markets in the regions are what I would call a mixed bag right now, but our teams are executing very well. We had really nice performance in operating margins, EPS and cash flow, and, additionally, we closed three acquisitions in the last 60 days, and retired some European debt that had matured in June.

So, for the second quarter, we had EPS of $0.89, that was one cent over last year; cash flow was strong at $86 million, or 124% of net income; operating margin was an impressive 21.3%, up 80 basis points from last year; organic sales and operating margins in HST were up 4% and 280 basis points, respectively, a very, very nice job by the teams. We also had a 170-basis-point increase in Fire & Safety/Diversified in the op margin, and we closed the acquisitions of Novotema, Alfa Valvole and CiDRA for just about $200 million. Then, finally, as I mentioned, we did retire €81 million of European private placement debt that had matured in June.

So, the way I’d sum it up is it’s a tough overall market, with really outstanding execution by our teams in controlling our own destiny. As we look at the rest of this year, the second half of 2015, I think we’re going to see more of the same. With that, we have made a decision to continue to simplify our operating structure, and we are going to do some restructuring here in the back half of the year. We’ll spend somewhere around $8 million or so and that payback will generally be less than a year, so we should have nice benefit for that as we exit this year and enter into 2016.

I would say we have had a little bit of momentum here, positive momentum in the back part of June and in the early part of July. The Industrial businesses that had slowed down, we did see a tick up in the back of June and in the first couple of weeks of July. So, overall, I’m confident that we can deliver in the back half for our customers and certainly for you, our shareholders, and we’re going to our hold our EPS guidance at $3.50 to $3.60 for the year.

In just a few minutes, I’ll take some time and talk about the results and our expectations for the year, but I did want to take a moment and just talk about the appointment of Eric Ashleman to Chief Operating Officer, the announcement that we had last week. I think that this is an important inflection point for IDEX. For the past four years, we’ve invested very heavily in what I would call the foundational elements of the Company, the vision, strategy, our capital deployment philosophy, culture, teams, and. importantly, the IDEX operating model, and this was absolutely the right thing to do and the right time to do it, and we’ve driven outstanding performance for our shareholders, we’ve built our internal capabilities, and we’ve really put the foundation in place for accelerated growth. I think that foundation is very sturdy and we’re preparing ourselves for a new phase of growth.

Eric and I have worked together closely since I joined the business here in January of 2009. He’s proven to be really an outstanding executive. He’s delivered great performance, he’s built strong teams, and he’s led virtually all of our organic initiatives, including our efforts in diversity and inclusion, and he’ll do a great job continuing to strengthen the foundation of IDEX and driving overall performance.

Importantly, Eric’s promotion allows me to invest more time in the key areas of growth for the Company. Whether it’s globalization, larger organic investments or acquisitions, I’m going to have more time. Historically, these elements have been a very important component to the IDEX success story. We’ve been a public company now for 27 years, and in those 27 years we’ve had compound top line growth of over 11% per year. That’s a pretty high bar that’s been set by my predecessors, and if we’re going to achieve that kind of performance or if we’re going to step up to those kind of expectations, I need to put more time into the faster pieces of growth for the Company, and this organizational change will really give me the capacity to do that.

So, I’m excited to work with Eric as a partner on the operating side of the business and really prepare ourselves for the next phase of growth, and I want to congratulate Eric once again for his appointment.

With that, let me pivot over and talk about what we’re seeing around the world.

In North America, as we talked about before, energy and ag, they continue to be pretty challenging, and I don’t expect any change in 2015. The distribution businesses had slowed in the first part of the quarter, the book and term business had been relatively soft. We did, as I mentioned before, seen uptick in the back half of June and into July in North America.

In Europe, Europe’s been a good story for us, or at least on a relative basis, compared to our expectations coming into the year. The business has been stronger than we anticipated, particularly in Water, Rescue and Dispensing, and we have actually seen some upside in some larger project business on the Energy side in Western Europe, in particular, and a little bit in the Middle East. That is offset by the weakness that we’re seeing in Eastern Europe and in Russia with the turmoil in that region.

China continues to be soft. If I look at the broader Asia-Pacific area, that’s actually been decent for us, but China, in particular, continues to be a little bit of a challenge, and although we have seen a pickup, a little bit of a pickup on the municipal side of the business in China, we remain cautious, just with kind of everything that’s going on in that region.

Let me take a few minutes now and talk about capital deployment. I think this is a great story here in 2015, and obviously it’s going to be a big piece of our story going forward.

So, we’ve laid out four strategies for capital deployment, that we’ve talked about over and over again, and those are fully funding organic growth, paying a consistent dividend, smart share repurchases and strategic M&A, and I’ll touch on each of those here for just a moment.

On the organic growth side, even though markets and the global economy are a challenge for us, we’re going to continue to invest. We’re going to invest $45 million in capital spending. That continues to be at record levels for us. We’re going to invest in people, we’re going to invest in channels, we’re going to invest in technology and new products, and we have consistently done that, and I know it will pay dividends for us. It has consistently in the past and I’m certain it will as we move forward.

In the second quarter, we also had a $0.32 per share dividend, we repurchased 661,000 shares for about $51 million, and we believe we’ll have about a 2% net reduction in our share base for the year.

On the M&A side, over the last 60 days we’ve put $200 million to work in three different acquisitions, and they fit into three different businesses within IDEX, which makes integration substantially more simple. We had Novotema, that we talked about last quarter, that will be part of our Sealing group; Alfa Valvole is a manufacturer of specialty valves that will fit right into FMT nicely; and then CiDRA Precision Services, they design and produce microfluidic components, which is a really important strategic piece of the puzzle for our Scientific Fluidics business, and they’re going to be a wonderful addition. Really, all three businesses, we’re thrilled to have them as part of IDEX and welcome them into really a great company. If you look at our funnel, as we look forward, our funnel continues to be solid for M&A for the back half of this year and as we look into 2016, and certainly our goal of continuing to intelligently deploy our capital in acquisitions that fit our strategy is very much intact.

All right, with that, let’s go over to the results. I’m on Slide 4.

So, orders for the quarter were $505 million, that was down 8% in total, down 4% organically, and we had revenues of $515 million, which was down 6%, down 2% organically, and what I would say there, that’s a very typical second quarter for us. So, that book-to-bill of a 0.98, so to speak, that’s a pretty normal flow of business for us, so certainly not a concern that we brought down $10 million in backlog, that’s very typical.

As I mentioned before, operating margin, very strong at 21.3%, up 80 basis points. As I think about sales and orders, it’s pretty much what we expected, a little bit weaker in energy and ag in the US, a little stronger in Europe. So, net net, we are performing where we thought we would, with a little bit better operating performance or execution performance at the bottom line.

Free cash flow, as I mentioned, was $86 million, converted at 124% of net income, and EPS was $0.89, up $0.01 from last year.

Okay, let’s move on to the segment discussions. I’m on Slide 5, and we’ll start with Fluid & Metering.

So, FMT closed out the quarter with a 3% decrease in organic orders, 2% down organic sales, and market conditions are what I talked about for the most part, they are really unchanged from last quarter.

The Industrial side, as I mentioned before, we saw some slippage in the early part of the quarter, starting to pick up here in the latter part, into July, mostly around distribution, and what we think we saw early in quarter was some destocking, not a huge number, but the flow of orders certainly was a little bit atypical early in the quarter and we saw it catch up here. We did, of course, add Alfa Valvole into our severe duty valve products, and that’s a nice combination with Richter and with Aegis, as part of that overall portfolio.

Water Services has been a very good story here this year, demand in the US and in the UK has been solid, with municipal spending up, and we’ve also seen a really nice-some nice wins from new products in that area and excellent execution, so we have confidence in a nice send half there.

Energy, we’ve talked about this, with the slowdown. We have seen some slowdown in our mobile area, which is around trucks, which is in the midstream. That did slow down a little bit in the second quarter. That was offset with strength in transportation. We saw some surprising strength in Western Europe and the Middle

East in Energy, but certainly, as we look across the world, we still see that as a challenge here for the balance of the year.

Ag, we’ve talked about. Farm incomes are down substantially. We know what the inventory looks like in the channels, and so we know we’re going to continue to have some challenges here in the back half of the year and into the first part of 2016, but that’s just a great business that we’re going to invest in, and has been and will continue to be a winner for us long term.

Let’s turn to Slide 6 here and go on to Health & Science.

Organic orders were down 4%, organic sales were up 4%, and we had, as I mentioned before, just really outstanding margin performance, up 280 basis points, a very, very good mix, and even better productivity gains in those businesses.

If you look at Scientific Fluidics, it’s really firing on all cylinders (inaudible). Be it the Bio World, In Vitro Diagnostics, all of them have had good demand for the second quarter in a row. The teams have done a terrific job with execution and new product development, so we see tailwinds in the back half of the year, and of course the addition of CiDRA into that business, and building a microfluidics vertical for them, is going to be an important part to their overall strategy.

If you look at Sealing, Sealing was strong also in the US and in Europe, driven really by the performance in the semiconductor market. It was offset a little bit by oil and gas and heavy equipment, but, net net, had a strong quarter, and of course we closed the Novotema acquisition, which is a terrific combination with our PPE business out of the UK.

Optics & Photonics remained stable in the quarter, end markets are holding steady, with strength in life sciences, and the profitability improvement there has been impressive and really has come to the point where it’s a terrific profit producer for the Company.

HST, Industrial-as you know, we have some businesses in this segment that are industrial-facing. Those had dynamics that look more like FMT, so weakness early in the quarter, improvement towards the end of the quarter, and I think just overall, you know, great profit performance in those businesses, great use of capital, and it’s really about the back half of the year, to try to grow those businesses at a faster rate than the overall economy.

Then, finally, Material Process Technologies, as you know, that’s a little bit more lumpy for us, had a good quarter, had good organic sales performance, but we can see the pipeline of orders, and so we know that the second half is going to be a little bit more challenged for us, but they’ll continue to execute well.

All right, I’m on our last segment, Diversified, I’m on Slide 7.

Organic orders were down 7%, organic sales were down 11%, and as you know, the second quarter is really where we had the last of the large projects from last year, so as we move into the latter half of the year the comps become a little bit more normalized, but certainly the second quarter we had the bulk trailers and the large dispensing orders that we had in 2014. Impressively, margins, even with that kind of top line performance, margins were up 170 basis points from really outstanding productivity gains and a favorable product mix. As you know, of our segments, Diversified is the one that can have the most product mix, whether it’s in businesses or across businesses, within a segment, and we certainly saw that in the second quarter.

Dispensing is growing in all geographies. They had tough sales comps, if you back out the large projects, which make for tough comps. On the base business, they continue to grow across the board. Western Europe has been solid for us, Eastern Europe softer, again, due to the issues of instability in the region, but we saw Asia very strong, X-Smart continues to be a strong product release for us, and the US continues to be solid.

In Fire, the North American and the UK pump business really have no indications of softness. We’ve seen strength through the first half of the year and expect it to be good in the second half. Now, we do have-if you remember last year, we had strong business in trailers, nuclear trailers going into the nuclear industry last year. We are annualizing that. That bubble, so to speak, has moved through. It’s still a nice business for us, but it’s going to be a little bit smaller chunk of business going forward, as we expected it would be.

Rescue, like Dispensing, we’ve seen nice momentum in Western Europe, but we have seen weakness in China and real strength in the US. Our eDRAULIC products have been very strong in the US, in particular, and so we continue to ride that strong new product.

Finally, BAND-IT, you know, BAND-IT has consistently been a great company for IDEX. They have been hit by the impact of oil and gas, but they’ve had real strength in transportation. So, it’s kind of a mixed bag at BAND-IT, but, again, like ag, a business that’s been a real workhorse for us and will continue to be as we go forward.

All right, with that, I’m on our last slide, Slide 8, and let me give you some color here on what we think is going to happen in the third quarter and some guidance for the balance of the year.

In Q3, EPS, we expect to be $0.88 to $0.90; operating margin of just around 21%; we think our tax rate will be 29% to 29.5%; and we’re going to have about a 5% headwind in FX for the third quarter, and that’s about 5% of EPS in the third quarter versus-excuse me, $0.05 of EPS for a headwind, versus last year.

We are again reiterating our guidance for the full year, we’re going to hold it at $3.50 to $3.60; we expect organic revenue to be flat, so that’s modestly down from our last expectation; and we think that overall operating margin will be just about 21%. Here are a few other items for you for the full year. Total top line impact from FX will be about $95 million. That compares to about $110 million that we talked about last quarter. All up, that’s about a $0.20 headwind to EPS for the full year. Full year cap ex, as I mentioned earlier, will be about $45 million; free cash flow should be about 120% of net income; and we think share repurchases will be just about net 2% of our share base for the year, so we’ll reduce by 2% for the year.

Finally, as always, our earnings and our guidance do not include future potential acquisitions or the costs associated with acquisitions, or the cost of the restructuring that I mentioned earlier.

With that, Operator, I’m going to stop here and open it up to questions.

Operator: Thank you. At this time, we’ll be conducting a question and answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pushing the star key. One moment, please, while we poll for questions.

Our first question comes from Nathan Jones from Stifel.

Nathan Jones: Good morning, everyone.

Andrew Silvernail: Good morning, Nathan.

Nathan Jones: I’d just like to start with trying to get a better handle on those margins in FSD. I remember last year, as the dispensing order was going through, we were talking about, hey, don’t expect these kind of margins, you know, this is a 25% margin business. You talk about mix in there, but I would have thought that the mix might have actually been negative, given BAND-IT is probably the highest margin business in there, might be a bit challenged, and yet we’re throwing up 28% margins in that segment, so if you just give help me understand how we’re getting 28% margins. Have we reset kind of the expectation here or is this more of a one-off?

Andrew Silvernail: I think this has been-this was an extraordinary quarter from a profitability standpoint, and the mix certainly did help us substantially. You’ve got a few things that are happening here around mix. The trailer business from last year, which was a big chunk of revenue, was at a relatively low margin, on a comparative basis, and so that not being part of it, Nathan, is certainly a piece of the story there.

You’ve got Fire that’s in there, that really, you know, that’s a business-you go back in time, right, you go back in time and that’s a business that was low-teens op margin business, and it’s now kind of a low-20s, mid-20s op margin business. So, from that perspective, you have had a little bit of a reset there.

Even within businesses-so if you go within BAND-IT, as an example, the products that were softer within BAND-IT for the quarter were the lower margin products and the products that were stronger were higher margin; the same story within Rescue. So, it was both across businesses and within businesses that we had a pretty unusual product mix in the quarter.

While I do think there is a modest reset, meaning higher overall margins for FSD, this really was a pretty unusual mix quarter. So, if we’re looking at a 26% or so in the next quarter or so, it wouldn’t surprise me, but I don’t think we’re going to be at this level. That would be too ambitious.

Nathan Jones: Okay. So, how much of the mix do you think is just, you know, I guess, that kind of stuff versus the markets that we might be entrenched in for a longer period of time? Like, you know, is it BAND-IT selling into oil and gas these lower margins, so you would expect that kind of mix to continue, and stuff like that?

Andrew Silvernail: Again, we don’t-mix, typically, is not a big piece of the overall IDEX story, but I do think that what we experienced here in the quarter was pretty unusual within dispensing-excuse me, within Diversified. It’s going to move around, Nathan. It’s going to move around more than the rest of the Company. Again, I would not take this as the new bar for Diversified.

Nathan Jones: Fair enough. Then, if we could just go back to the North American Industrial, particularly the stuff through distribution, I think a lot of companies are talking about fairly significant destocking that they saw in the second quarter. It sounds like you saw some, but maybe it was a little bit. You talked about the second half of June getting better, into July getting better. Did we dip down and come back to where we were before or did we dip down and come halfway back, or dip down and go above where we were before? Just a little color on what you’re seeing for actual end market demand, if we could kind of X out destocking.

Andrew Silvernail: Yes, so what I would say is what we saw-we definitely saw a slowdown in April, right, so we saw a slowdown in April. May was a sharp drop-I’m really talking about FMT here-it was a pretty sharp coming out of distribution. Then, June, as a total, snapped back above the April level-and I’m talking about orders here-snapped back above the April levels, really driven by the last two or three weeks of that month, and then July has kind of evened off, you know, to be consistent with where we thought it would be.

So, what I would say is the level that we’re running at now is more consistent with our total outlook, where May was where we saw significant destocking happen, and I’d say we’re kind of back at run rates now.

Nathan Jones: Okay, that’s helpful. Thanks a lot.

Andrew Silvernail: Yes.

Operator: Thank you. Our next question comes from Joe Radigan from Keybanc.

Joe Radigan: Hi, good morning, guys. Andy, on the slowdown in Industrial North America, maybe outside of the distribution business, have you seen anything that would suggest maybe more broad-based than some of the businesses that have second derivative energy, or close energy exposure?

Andrew Silvernail: Yes, to some degree. So, if you remember from the first quarter, we called out that we had seen cap ex generally come down versus our expectations, but what happened in the first quarter is we saw of the larger stuff, that we don’t do a lot of, but we do some of it, we certainly saw a slowdown, but the book and term business had held up really nicely. The difference in the second quarter was that we really saw that book and term business slow down in April and May. That was the difference in comeback.

I do think that, overall, Industrial America is weaker today than it certainly was six, nine, 12 months ago, and I’m really talking about from an overall growth perspective. I think, certainly, oil and gas, the reverberations from oil and gas is touching other industries, how cap ex touches other industries. The thing that hasn’t happened yet-if you remember, we talked about this at the year-end call, and we also talked about it at the first quarter call. It can take easily a year for the spending that gets driven into other parts of the economy to feed itself back through, so we knew there would be a lull, we knew there would be a lull, and if you expect-dependent upon what your view is on whether or not overall spending is going to make its way back to the industrial economy, is kind of how you think about growth. I think starting in 2016.

So, I think the levels that we’re at now, we should expect through the back end of the year. I don’t see a stimulant, in particular, on the upside. So, I think we’re running and we’re managing the business based on the kind of demand patterns we’re seeing right now.

Joe Radigan: Okay. Then, on the third quarter guidance, what sort of organic growth do you expect? I don’t think you gave that. If you did, I apologize. You have a tough comp there. I think it was plus 8 a year ago. So, do you expect another organic decline in the third quarter and then a rebound in the fourth quarter to get you flat for the year, or how do you see that trajectory playing out?

Heath Mitts: Hey, Joe, this is Heath. We did not guide it, but we would expect it to come in kind of flattish organic.

Joe Radigan: Okay, thanks, Heath. Then, maybe lastly, naming Eric COO, does that change at all your willingness or ability to look at maybe a larger acquisition, or maybe your comfort level about doing a more complex integration or more of a fixer-upper than what IDEX typically has, or is this more just to free you up to do more strategic type things?

Andrew Silvernail: I don’t think, philosophically, it changes our approach to M&A. We’ve always looked at a combination of bigger and smaller things, but something big has got to just make-it’s got to be a slam-dunk from a strategic and a financial perspective, you know, to risk the quality of the business that we have today. We’ve always looked for those things, but almost always with a pretty skeptical eye, generally. So, I don’t think it, philosophically, changes our approach to M&A. It certainly does liberate me personally from a time perspective.

Eric and I, we’ve been working together since day one, when I joined the Company. We’ve got a great rhythm together. He’s a terrific operator. It absolutely gives me more capacity from an M&A perspective.

When we contemplated doing this, you know, kind of in line with our annual strategic planning process, it was all about our confidence level in the quality of our business today and the foundation that we have, and the fact that we think we’re ready to accelerate growth.

Joe Radigan: Okay, great. Thanks, Andy. Thanks, Heath.

Andrew Silvernail: Take care, Joe.

Operator: Thank you. Our next question comes from Brian Konigsberg from Vertical Research Partners.

Brian Konigsberg: Yes, hi, good morning.

Andrew Silvernail: Hi, good morning.

Brian Konigsberg: Maybe just hitting a little bit more on FMT, in the commentary around Energy, so North America, you saw a little bit of that weakness start creeping in, but you still seem pretty solid Europe and Middle. Maybe you could comment on what type of projects are those and the confidence that those could remain on track and within the funnel.

Andrew Silvernail: I’d say the surprise for us was really around some larger skid projects that we’ve seen in the Middle East coming out of some businesses that we have in the combination of Germany and in Italy. Don’t get me wrong, they have not been huge projects, but there has been a dearth of projects in that region here for, gosh, I’m going to say 18 months now, and so seeing that pick back up, and the team had expected that to pick back up in the back part of this year. I don’t want to overplay that, I don’t think it’s some giant rebound, but it was good news, generally, and so we feel pretty good about that.

On the US side, the thing that was softer is, you know, the truck builds, from a mobile perspective, had been pretty strong, and we have definitely benefited from that in the midstream, and we expect that to get softer. Certainly, as you go into ’16, all indicators are that the truck build is probably going to be negative next year, and so that piece of the business will get hit negatively, we expect that to happen. However, on the aerospace side of it, or the aviation side of it, rather, we expect that to be pretty strong.

Brian Konigsberg: Got it, and maybe just comment a little bit on pricing, maybe both in the Energy and I guess, more broadly. You traditionally have been able to maintain a fairly positive spread. Are there any changes to that outlook or are you able to maintain the position you’ve had recently?

Heath Mitts: This is Heath. Our position going into the year has held true to this point, which is about-on a gross basis, about positive one point of price. We don’t break that down by individual platforms within the business externally, but we’ve been pleased with our progress on price in terms of holding that to this point in the year, and we would expect to hold it through the remainder of the year.

Andrew Silvernail: And …

Brian Konigsberg: Is that one point-I’m sorry, go ahead, Andy.

Andrew Silvernail: When it’s relative specifically into Energy and are we seeing price pressures, like everybody, we’ve gotten the letters that say “we’d love to see you reduce your prices.” The beauty of the typical positioning that we have, in terms of it being very, very high cost to failure, critical componentry, we really don’t typically end up having to give that price up, and we haven’t yet had to do that, that we’ve seen.

Brian Konigsberg: Got it, and that one point of price shift, is that net of inflation or is that just gross?

Heath Mitts: It’s just gross, but given that where inflationary pressures are this year, being lower than maybe historical norms, certainly the spread between what we see as inflation and what our gross price is has remained consistent with what we’ve seen in prior years.

Brian Konigsberg: If I could just sneak one more in. Just on M&A, Andrew, maybe just touch on-going forward and the properties that you see on the market, do you anticipate you’ll be sticking to the size range that we’ve seen most recently, anywhere between 50 and a couple hundred million dollars, or do you see any opportunity maybe to go a bit larger, and maybe add on to that which parts of the business you’re seeing the most opportunities?

Andrew Silvernail: Our sweet spot is definitely in the $50 million to $200 million range. Fifty is big enough to have competitive relative scale, and that’s important to us. So, that $50 million to $200 million is definitely our sweet spot.

That said, like I mentioned a few moments, we’re always looking at some bigger things. We certainly have the capacity to do it. We have the balance sheet and the cash flow to accelerate M&A. Our funnel is good. Most of what’s in our funnel tends to look like the things we’ve just done, generally. There are a few things that are meaningfully bigger, but, as I said earlier, we tend to go at things that are big with a very skeptical eye, and we’ll continue to do that, and you should expect to see us continue to have the same discipline that we have had consistently.

In terms of where we’re seeing them, it’s a mix. It’s a mix between-really, across our different business. I like what our funnel looks like generally and I like the fact that it’s pretty diverse.

Brian Konigsberg: Great. Thank you very much.

Andrew Silvernail: Thank you.

Operator: Thank you. Our next question comes from Allison Poliniak-Cusic with Wells Fargo.

Allison Poliniak-Cusci: Hi, guys, good morning.

Andrew Silvernail: Hi, Allison.

Allison Poliniak-Cusic: Just going back to Energy for a second, obviously, a lot of moving parts there, but are you getting a sense, or at least some visibility, you know, towards where your bottom could be, not that it’s going to get better, but sort of a comfort level of volumes going forward?

Andrew Silvernail: Yes, I actually think we’re probably pretty close to that right now. We do our quarterly operating reviews here usually within a couple weeks of the call, and what I would say is the team feels pretty good as we go into the third and fourth quarter that we’re seeing a bottoming of that, generally, which is good. That being said, what we’re seeing is managed really tight there, just because-you know how quickly things can move in that industry in terms of overall activity. So, we’re being cautious, but it does feel like we’re closer to a bottom than certainly I would have said 90 days ago.

Allison Poliniak-Cusic: No, that’s great. Then, just going back to acquisitions, any changes given sort of the global market uncertainty, and maybe there’s not in terms of potential opportunities here. Then, second, just your thoughts behind managerial capacity, I mean, would you be adverse to doing another one, say, in Scientific Fluidics, just because you did one recently?

Andrew Silvernail: No, I actually-one of the changes, or one of the really good things that comes out of this organizational change that we announced is not only does it kind of free up more capacity on what I’ll call the cultivation and-call it the deal side of acquisitions, right-it also frees up quite a bit of capacity on the integration. So, I feel really good about-if I look at the team that’s underneath Eric, so to speak, their ability to build across that organizational structure, that was a big piece of how we thought about this change, is can we integrate meaningfully.

One of the nice parts of the structure of our business, as you know, Allison, just because you know the structure better than most, is that it allows us to do multiple acquisitions without taxing any one leadership team too much. All three of the deals that have been done have been in different parts of the business and, certainly, it wouldn’t make us nervous to do another deal-actually, in any one of the three, I would not be nervous, from a managerial perspective, to go and put another business, another valve business in, as an example. I would not shy away from that, because I think we’ve got the managerial capacity to do it.

Allison Poliniak-Cusic: That’s great. Thank you.

Andrew Silvernail: Thank you.

Operator: Thank you. Our next question comes from Mark Douglass from Longbow Research.

Mark Douglass: Hi, good morning, gentlemen.

Andrew Silvernail: Hi, Mark.

Mark Douglass: Andy, looking again at FMT, it’s down low single-digits. With your exposure to energy and ag, that doesn’t seem too bad, actually.

Andrew Silvernail: Yes.

Mark Douglass: Can you explain is it new products, share gains, supporting sales there? I know you said Water was pretty good in Europe, okay.

Andrew Silvernail: I would say it’s actually-it’s three things, in particular. So, Water is a big piece of it, no doubt about it, the team there has performed really well, and the municipal markets are up. So, that’s a positive a story.

New products has also been a big piece of the story. So, we were at the largest show here in Europe, oh, two, three weeks ago, three weeks ago, I guess it was, and we had a handful of new products that were really different than what you saw for the rest of the industry, and so products that are definitely growing and taking some share. So, that’s a piece of it.

Then, the other piece is-you know, you go back over the last three or four years, and we said we were going to cut and build, we said we were going to move some cash from different parts of the organization and invest in growth, and I think that’s what is a big piece of that story there.

So, you know, honestly, we hadn’t really talked about that, we didn’t put it into our script and talk about, because it’s hard to talk about your growth initiatives when it’s negative, but truth be told, we have had a lower impact to the overall conditions because of some of the organic investments that we’ve been making.

Mark Douglass: Yes, I think that’s pretty clear. With MPT, you talked about longer cap ex cycle businesses lagging. What longer cycle types of businesses are we talking about?

Andrew Silvernail: Yes, you know, it’s one of our few businesses-we only have a few that are lumpy like that, where quarters can be larger, number one, and number two, the lead times can be six/nine months, versus our typical days or certainly within a quarter. That lumpiness, we can see, and we definitely look at the back half of this year, we know kind of where things are-what our order schedules are, so we know it’s going to be softer in the back half.

Mark Douglass: Yes, but what markets are talking about?

Andrew Silvernail: Oh, I’m sorry, food and pharma.

Mark Douglass: Food and pharma?

Andrew Silvernail: Yes, food and pharma, principally, sorry.

Mark Douglass: No, that’s fine. Is there just something unique to where you are within food and pharma, because other companies seem to be saying that food and pharma investment is good and ..

Andrew Silvernail: Mark, it’s not a demand issue, it’s a lead time issue.

Mark Douglass: Oh.

Andrew Silvernail: So, imagine you’ve got a big pharmaceutical facility or a large food facility, or a major project, those things have long lead times. So, they’re ordering equipment six/nine months in advance of shipment. That’s just a relatively unusual type of business for IDEX.

Mark Douglass: Sure, sure. Okay, thanks for taking my questions.

Andrew Silvernail: You bet, Mark.

Operator: Thank you. Our next question comes from Joe Giordano from Cowen.

Joe Giordano: Hey, guys, thanks for taking my questions. We’ve talked about this a bit already, but just on the commentary about June picking up and July getting better, that does seem to be a bit of an outlier versus some of the other commentary we’ve heard, so is there anything-you called out Water-is there anything particular where you think you’re doing better than the actual market and this is kind of an IDEX story more than a market story?

Andrew Silvernail: Yes, so let me just be very, very clear. That improvement was from a really crappy May, so it’s not like we’re gangbusters, so please nobody take that away from that commentary. Really, what we saw was June overall being stronger than April and substantially up from May, and in the first part of July holding that trend. So, what I would say is April was very disappointing-April was disappointing, May was very disappointing-and I’m talking principally about FMT Industrial side of things-and then June came back more in line with our expectations, and that’s why we hold confidence in the balance of the year.

Joe Giordano: Okay, fair enough. I wanted to talk about M&A a bit. You’ve been able to pull the trigger on a couple of deals here, and then something that we’ve seeing a bit of a delay and then disconnect between bid-and-ask (phon), I guess, so maybe some comments on what allowed you to bridge that gap. Is you guys stretching a bit more, maybe private companies being able to come off a little bit of what their more normalized expectation may be, and maybe comment broadly about kind of how that’s movement been happening now?

Andrew Silvernail: You know, the cultivation cycle in our business-you get out of auctions, right, you just kind of talk about private transactions, but the cultivation cycle is just really long. These are private companies, a founder has built it. Not only do you have kind of the typical deal process, but you also have all the things that are involved in a family or a private transition, and so timing can just be-things could just take time.

We’ve been working on all three of these for quite some time and they finally broke. Obviously, we signaled that we thought that was going happen, and they did finally break. We did not pay an excessive multiple for any one of them. We feel very, very good. It’s kind of in the spot where we think we’ll have great returns, yet we paid a fair price. Those are the kind of deals that we really want to do.

The overall market, I don’t think the market’s changed, except for maybe it’s just kind of funny, July 4th happens and all the deal books show up, you know, you kind of laugh at that, but I’d say, generally, overall market conditions are pretty similar. The one thing you are seeing, is you’re seeing conversations around the energy space, you’re seeing deal conversations either developing quickly or falling apart quickly, based on the businesses, their financials, right? We’re in conversation with a lot of these things and you’re seeing some financials significantly change, and so you’ve just got to be really, really careful around that. I still think we’re probably two quarters away from-I’ll call it rational expectations around valuation in that space, and we’ll see kind of how this year plays out and the first part of next year, whether or not we’re right.

Joe Giordano: Great, and then just one quick one on the guidance. Your current guidance for the full year, that assumes no benefit from the three acquisitions, right?

Andrew Silvernail: Yes. So, Heath, do you want to talk about that?

Heath Mitts: Sure. Just given where the step-up, you know, the purchase price accounting kicks in in terms of the asset write-up and then the associated bleed-off, relative to what the operating results will be from those businesses, on a GAAP basis, it pretty well washes itself out. Obviously, on a cash basis, it kicks in right away, because the step-up charges are all non-cash, but from a bottom line perspective, on a GAAP basis, it’s pretty well washed …

Joe Giordano: Okay, and the way you’re going to present it, you’re going to eat those costs, right?

Heath Mitts: Correct.

Andrew Silvernail: Yes, we’ll eat the costs, they’ll offset the balance of this year.

Joe Giordano: Sounds good. Thanks, guys.

Operator: Thank you. Our next question comes from Rupinder Bora from Jefferies.

Rupinder Bora: Hey, good morning, guys.

Andrew Silvernail: Good morning.

Rupinder Bora: So, my question, actually, again on the guidance in the second half, if I-you have brought your core sales growth expectations kind of flat now, so if I look at the first half, it’s about average down like 3%, so it kind of tells me like the second half is going to be a little bit, you know, higher to kind of get to that flat here. Can you just comment on like where do you see that growth coming from, like, on the core side?

Andrew Silvernail: Yes, so the comps definitely get easier in the fourth quarter, and so again we’re not seeing-we’re not expecting a big acceleration of any kind on a sequential basis. As we said before, I think the third quarter is-call it zero to up one, plus or minus, and so we do expect the fourth quarter will be a little bit better, but mostly off of some pretty easy comps relative to what we’ve seen, the rest of this year.

Rupinder Bora: Okay, and the second question on the new cost actions, if you can just give more color? I believe that you mentioned that cost actions will not be more than $8 million. Now, can you give us some, you know, big buckets where those cost actions will be?

Andrew Silvernail: Rupinder, they’re relatively evenly spread across most of the businesses. Obviously, there’s some volume-based adjustments, given the lower volumes in some of the more Industrial businesses, but they spread across all three of the reported segments. The costs, we’re estimating not to exceed-the restructuring costs not to exceed $8 million. Those will have a benefit, an annualized benefit that’s better than that, and we’ll call out more specifically what that is as we complete those actions.

Rupinder Bora: But nothing is booked in the second half for those cost savings, right?

Andrew Silvernail: Nothing specifically, because the actions, most of which have already been announced internally, kind of stagger through the end of the year.

Rupinder Bora: Okay. Thank you.

Andrew Silvernail: You bet.

Operator: Thank you. At this time, we have no further questions. I will turn the call back over to Andrew Silvernail for closing comments.

Andrew Silvernail: Well, thank you very much and I appreciate everybody joining us today. As always, we appreciate your support as shareholders. We think in a pretty difficult environment that our teams are executing well and we continue to push forward and make sure that we close out the year and deliver for you, our shareholders. So, thank you again and we will talk to here in 90 days. Take care.

Operator: Thank you. This does conclude today’s teleconference. You may now disconnect your lines at this time. Thank you for your participation.